NEWS RELEASE

DEL MONTE FOODS TO PARTICIPATE IN CAGNY CONFERENCE
Will Webcast Investor Presentation on Wednesday, February 23

SAN FRANCISCO, February 9, 2005 — Del Monte Foods Company (NYSE: DLM) announced today that it will make an investor presentation at the Consumer Analyst Group of New York (CAGNY) conference on February 23, 2005. Del Monte invites interested parties to listen to its presentation, which will be webcast live on Wednesday, February 23 at 4:25 MT (6:25 p.m. ET).

Richard G. Wolford, Chairman and Chief Executive Officer, and David L. Meyers, Executive Vice President and Chief Financial Officer, will present an operational and financial overview of the Company, including a discussion of Del Monte’s recent refinancing and its views on industry-wide cost issues.

To access the live audio webcast, go to www.delmonte.com and click on the “Webcast Presentation” link under the Investor Additional Financial Information section. The presentation will be available in an archived format for one week following the conference at www.delmonte.com.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in pro forma net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, and Nawsomes!®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

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CONTACT:	Del Monte Foods Investor Relations (415) 247-3382